UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report(Date of earliest event reported):March 31, 2009

Alfacell Corporation

(Exact name of registrant as specified in its charter)

0-11088

(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

300 Atrium Drive, Somerset, NJ 08873

(Address of principal executive offices, with zip code)

(732) 652-4525

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2009, Kuslima Shogen, the Chief Executive Officer, acting Chief Financial Officer and scientific founder of Alfacell Corporation (“Alfacell” or “Company”), retired from the Company effective as of March 31, 2009 pursuant to her Retirement Agreement entered into with the Company on April 25, 2008 and previously disclosed by the Company on Form 8-K filed on April 28, 2008. Dr. Shogen will be entitled to the retirement benefits previously disclosed on such Form 8-K.

In addition, on April 2, 2009, Lawrence A. Kenyon, a member of Alfacell’s board of directors (the “Board”), resigned from the Board effective immediately. Mr. Kenyon did not express any disagreement with the Company as a basis for his resignation.

In addition, on April 3, 2009, Charles Muniz was elected to the Board and to the offices of President, Chief Operating Officer and Chief Financial Officer of Alfacell, effective immediately.

Mr. Muniz, a long time supporter and major stockholder of Alfacell, was brought in, at the direction of the Board in February 2009, as a consultant to Alfacell to conduct a thorough review of the Company’s operations. His assignment included, but was not limited to, a complete review of the Company’s management as well as its clinical, scientific, regulatory, finance, and business development operations. He was also asked to conduct a thorough review of Alfacell’s Phase III Clinical Trial in malignant mesothelioma. After presenting his findings to the Board, Mr. Muniz was asked to implement a restructuring of the Company’s overall operations.

A successful entrepreneur with over 20+ years of sales, marketing, and management experience, Mr. Muniz started his career with Digital Equipment Corp (DEC) as a successful sales and marketing executive. His responsibilities included managing Fortune 100 and defense-related government accounts. He was recognized as one of the company’s most successful sales executives receiving the company’s prestigious Decathlon award, given to the company’s top ten percent performing sales executives worldwide. After DEC, Mr. Muniz founded two companies: TriStar Technology, Inc. and Digital Creations Corp. TriStar Technology designed and manufactured mission critical computers and storage systems for the United States Navy, United States Air Force, and other Department of Defense agencies. Some of the projects the company participated in were the Voyager, Magellan, and Galileo space programs for the Jet Propulsion Laboratories and NASA. Other accomplishments included the company’s work with the United States Air Force and Northrop on the B2 Stealth bomber program. That work led to an invitation by the Air Force in the awarding of the Collier Trophy to Northrop for excellence in aeronautics. The company was granted security clearance for its classified work with the United States Department of Energy. Digital Creations Corp, a high end computer systems integration company, achieved sales of over $100MM and 25% profit margins in the first five years of operations. The company conducted its business throughout the United States, Europe, Asia, and Latin America.

                  Following the sale of these companies, Mr. Muniz focused his attention on providing consulting services for several companies. He has also negotiated television network, management, and sponsorship contracts for many high profile athletes. His consulting work has focused on organization effectiveness, process redesign, project management, marketing strategy, communications and change management. Areas of expertise include: developing and launching new brands and products; designing and executing strategies for growing businesses and market share; improving efficiency of product development, marketing, operations and manufacturing; and designing organization structure and performance management systems. His experiences at these companies have provided him with an important perspective on what is required to implement changes within an organization.  Mr. Muniz attended Pace University in New York and majored in Business Administration.

The details of Mr. Muniz’s compensation arrangement with the Company have not yet been finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFACELL CORPORATION

Date: April 6, 2009	By: /s/ Charles Muniz
Charles Muniz

President, Chief Operating Officer and

Chief Financial Officer